EXHIBIT 2.1

Execution Version

PURCHASE AGREEMENT

by and between

NC 143 FAMILY HOLDINGS, LP

and

FUSE MEDICAL, INC.

dated December 15, 2017

EXHIBIT 2.1

Page

ARTICLE I Definitions	1
ARTICLE II Purchase and sale	11
Section 2.01	Purchase and Sale11
Section 2.02	Purchase Price11
Section 2.03	Transactions to be Effected at the Closing.12
Section 2.04	Purchase Price Adjustment.12
Section 2.05	Closing15
Section 2.06	Withholding Tax15
Section 2.07	Earnout15
ARTICLE III Representations and warranties of seller	19
Section 3.01	Organization and Authority of Seller20
Section 3.02	Organization, Authority, and Qualification of the Company20
Section 3.03	Capitalization.20
Section 3.04	No Subsidiaries20
Section 3.05	No Conflicts; Consents21
Section 3.06	Financial Statements21
Section 3.07	Undisclosed Liabilities22
Section 3.08	Absence of Certain Changes, Events and Conditions22
Section 3.09	Material Contracts.24
Section 3.10	Title to Assets; Real Property.26
Section 3.11	Condition and Sufficiency of Assets27
Section 3.12	Intellectual Property27
Section 3.13	Inventory29
Section 3.14	Accounts Receivable30
Section 3.15	Insurance30
Section 3.16	Legal Proceedings; Governmental Orders.30
Section 3.17	Compliance With Laws; Permits.31

-i-

EXHIBIT 2.1

(continued)

Page

Section 3.18	Environmental Matters.31
Section 3.19	Employee Benefit Matters.33
Section 3.20	Employment Matters.36
Section 3.21	Taxes37
Section 3.22	Healthcare Laws; Pending Investigations; HIPAA39
Section 3.23	Books and Records40
Section 3.24	Brokers40
Section 3.25	Accredited Investor Status41
Section 3.26	Full Disclosure41
ARTICLE IV Representations and Warranties of Buyer	41
Section 4.01	Organization and Authority of Buyer41
Section 4.02	No Conflicts; Consents41
Section 4.03	Investment Purpose41
Section 4.04	Brokers42
Section 4.05	Sufficiency of Funds42
Section 4.06	Legal Proceedings42
ARTICLE V Covenants	42
Section 5.01	Conduct of Business Prior to the Closing42
Section 5.02	Access to Information43
Section 5.03	No Solicitation of Other Bids.43
Section 5.04	Notice of Certain Events.44
Section 5.05	Resignations44
Section 5.06	Confidentiality45
Section 5.07	Non-Competition; Non-Solicitation.45
Section 5.08	Governmental Approvals and Consents.46
Section 5.09	Books and Records.48
Section 5.10	Closing Conditions48

-ii-

EXHIBIT 2.1

(continued)

Page

Section 5.11	Public Announcements49
Section 5.12	Further Assurances49
ARTICLE VI Tax matters	49
Section 6.01	Tax Covenants.49
Section 6.02	Termination of Existing Tax Sharing Agreements50
Section 6.03	Tax Indemnification50
Section 6.04	Straddle Period50
Section 6.05	Contests51
Section 6.06	Cooperation and Exchange of Information51
Section 6.07	Tax Treatment of Indemnification Payments51
Section 6.08	Payments to Buyer51
Section 6.09	Survival51
Section 6.10	Overlap52
ARTICLE VII Conditions to closing	52
Section 7.01	Conditions to Obligations of All Parties52
Section 7.02	Conditions to Obligations of Buyer52
Section 7.03	Conditions to Obligations of Seller54
ARTICLE VIII Indemnification	56
Section 8.01	Survival56
Section 8.02	Indemnification by Seller56
Section 8.03	Indemnification by Buyer57
Section 8.04	Certain Limitations57
Section 8.05	Indemnification Procedures58
Section 8.06	Payments.60
Section 8.07	Tax Treatment of Indemnification Payments60
Section 8.08	Effect of Investigation61
Section 8.09	Exclusive Remedies61

-iii-

EXHIBIT 2.1

(continued)

Page

ARTICLE IX Termination	61
Section 9.01	Termination61
Section 9.02	Effect of Termination62
ARTICLE X Miscellaneous	62
Section 10.01	Expenses62
Section 10.02	Notices63
Section 10.03	Interpretation64
Section 10.04	Headings64
Section 10.05	Severability64
Section 10.06	Entire Agreement64
Section 10.07	Successors and Assigns64
Section 10.08	No Third-party Beneficiaries64
Section 10.09	Amendment and Modification; Waiver65
Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.65
Section 10.11	Specific Performance66
Section 10.12	Counterparts66

-iv-

EXHIBIT 2.1

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”), dated as of December 15, 2017, is entered into by and between, NC 143 FAMILY HOLDINGS, LP, a Texas limited partnership (“Seller”) and Fuse Medical, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (“Membership Interests”), of CPM Medical Consultants, LLC, a Texas limited liability company (“Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“2017 EBITDA Hurdle” has the meaning set forth in Section 2.07(a)(i)(A).

“2018 EBITDA” has the meaning set forth in Section 2.07(a)(i)(A).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

EXHIBIT 2.1

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Earnout Amount” has the meaning set forth in Section 2.07(a)(i).

“Base Earnout Payment” has the meaning set forth in Section 2.07(a)(i).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Bonus Earnout Amount” has the meaning set forth in Section 2.07(a)(ii).

“Bonus Earnout Payment” has the meaning set forth in Section 2.07(a)(ii).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Dallas, Texas, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means LaPorte CPA’s & Business Advisors.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” has the meaning set forth in Section 2.07(d)(ii).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Indebtedness Certificate” means a document executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a document executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

EXHIBIT 2.1

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names, and copyrights, and pending applications for any of the foregoing.

“Company Systems” has the meaning set forth in Section 3.12(h).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company’s Affiliates, managers, employees, officers, or equity holders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes, and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or equityholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

EXHIBIT 2.1

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earnout Objection Dispute” has the meaning set forth in Section 2.07(b)(ii).

“Earnout Objection Statement” has the meaning set forth in Section 2.07(b)(ii).

“Earnout Payments” has the meaning set forth in Section 2.07(a)(ii).

“Earnout Period” has the meaning set forth in Section 2.07(a)(i).

“Earnout Statement” has the meaning set forth in Section 2.07(a)(iii).

“EBITDA” has the meaning set forth in Section 2.07(a)(i)(A).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water

EXHIBIT 2.1

Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local, or foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Government Programs” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including the Medicare and Medicaid Programs, TRICARE (10 U.S.C. §§ 1071 et seq.), and other similar or successor federal, state, or local reimbursement or governmental programs.

EXHIBIT 2.1

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or given words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Laws” means: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq., as amended (the Medicare statute), including the Ethics in Patient Referrals Act (commonly referred to as the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq., as amended (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801 et seq.; the Federal Health Care Fraud Law (18 U.S.C.§ 1347), the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §1320a-7a; the Federal False Claims Law, 42 U.S.C.§ 1320a-7b(a);  Exclusion Laws, 42 U.S.C. § 1320a-7; the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152); the federal sunshine or open payments law (42 U.S.C. § 1320a-7h); HIPAA; all Laws (a) relating to the provision of, billing for, or payment for health care items or service, or (b) relating to health care information, all applicable regulations, rules, ordinances, judgments, and orders in respect of each the foregoing Laws, including all conditions of participation; all state and local statutes, regulations, rules, ordinances, judgments, and orders similar to any of the foregoing Laws; and all applicable federal, state, and local licensing, certificate of need, regulatory, and reimbursement, corporate practice of medicine, and physician fee splitting Laws and all other Laws related to medical documentation and physician orders, medical record retention, referrals, billing and submission of false or fraudulent claims, claims processing, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Programs, pharmacology and dispensing medicines or controlled substances, mandated reporting of incidents, occurrences, diseases and events, and advertising or marketing of health care services.

“Healthcare Permits” means all permits, licenses, registrations, certificates, or certificates of need, orders, qualifications, authorizations, consents, permits, accreditations, rights, authorizations, approvals, and other rights required by any Governmental Authority or other Person that are applicable to healthcare service providers providing the items and services that the Company provides.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§ 1320d-1329d-9), and its implementing regulations, including the Standards for Electronic Transaction and Code Sets (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164), and Breach Notification for Unsecured Protected Health Information Rules (45 C.F.R. Parts 164.402 through 164.408); and any applicable counterpart state Laws.

EXHIBIT 2.1

“HIPAA Breach” has the meaning set forth in Section 3.22(h).

“Hurdle Year” has the meaning set forth in Section 2.07(a)(i)(B) and shall be determined as of December 31 of such year.

“Indebtedness” means, without duplication and with respect to the Company, and specifically  excluding the Retained Indebtedness, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, and all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications,

EXHIBIT 2.1

and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Chris Reeg, after due inquiry.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Mark Brooks or Bill McLaughlin, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Look-Back Period” means the period since the formation of the Company.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include damages that were not a reasonably foreseeable consequence on the part of the party bearing indemnification obligations under this Agreement at the time of the act giving rise to such Losses.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a

EXHIBIT 2.1

disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Medicare and Medicaid Programs” means Titles XVIII and XIX of the Social Security Act, as amended.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“OIG” has the meaning set forth in Section 3.22(d).

“Permit or Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Transferee” means an entity wholly owned or controlled by Seller or its Affiliate or a trust for the primary benefit of Mark W. Brooks, his spouse or lineal descendants, or any combination of the foregoing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company accruing for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company accruing for any Pre-Closing Tax Period.

“Prorated Bonus Earnout Amount” means the amount calculated in Section 2.07(d)(iii).

“Protected Health Information” has the meaning set forth in Section 3.22(h).

EXHIBIT 2.1

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures, and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata; or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, general partners, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the distribution of medical devices and regenerative tissues.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Retained Indebtedness” means that certain revolving line of credit issued to the Company pursuant to that certain Promissory Note in the original principal amount of $5,000,000, dated 11-20-2015, as amended, from the Company in favor of ZB, N.A., d/b/a Amegy Bank, which the Buyer specifically agrees shall be retained by the Company as of Closing.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 8.01.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means Whitley Penn located in Dallas, Texas.

“Shares” has the meaning set forth in Section 2.02.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Surviving Entity” has the meaning set forth in Section 2.07(a)(i)(A).

EXHIBIT 2.1

“Target Working Capital” means $100,000.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any legally required interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation, and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.20(b).

“VWAP” means the volume-weighted average price and is calculated as follows:

ARTICLE II
Purchase and sale

Purchase and Sale

. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Purchase Price

. The aggregate purchase price for the Membership Interests shall be the issuance of 50,000,000 shares of common stock of Buyer, par value $0.01, at an agreed upon purchase price of $0.20 per share (each a "Share" and collectively the "Shares"), bearing restrictive legends as set forth in Section 2.02 of the Disclosure Schedules, subject to adjustment pursuant to Section 2.04 hereof (“Purchase Price”).

EXHIBIT 2.1

Section 2.03Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall:

(i)deliver to Seller:

(A)the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date; and

(B)all other agreements, documents, instruments, or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(ii)pay, on behalf of the Company or Seller, the following amounts:

(A)Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B)any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(b)At the Closing, Seller shall deliver to Buyer all other agreements, documents, instruments, or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04Purchase Price Adjustment.

(a)Closing Adjustment.

(i)At the Closing, the Purchase Price shall be adjusted by either (A) an increase in the number of Shares delivered to the Seller by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (B) a payment of cash by Seller to Buyer in the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii)At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (“Estimated Closing Working Capital”), which statement shall contain a reasonable good faith estimated balance sheet of the Company as of the Closing Date

EXHIBIT 2.1

(without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Working Capital (“Estimated Closing Working Capital Statement”).

(b)Post-Closing Adjustment.

(i)Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (“Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies, and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (“Post-Closing Adjustment”).

(iii)Schedule 2.04(b)(iii) sets forth all Actions that the Company, or its Affiliate, is a party. If the Company receives a payment based on the claims set forth in any such Action set forth on Schedule 2.04(b)(iii) (each a "Retained Claim"), the Buyer shall deliver to Seller a number of Shares (based on the value of the Shares on the Closing Date) equal to the consideration received by the Company or its Affiliate, as applicable, from each Retained Claim, if any, with such Shares to be delivered to Seller within 30 days of receipt of the consideration from each Retained Claim. Such payment shall be deemed an increase in the Purchase Price. Notwithstanding the foregoing to the contrary, if, after the Closing Date, Buyer or its Affiliate, incurs any expense relating to a Retained Claim and subsequently receives any consideration from such Retained Claim, Buyer and Seller agree to provide each other verifiable records relating to any and all expenses incurred by each party relating to the Retained Claim and agree to split all consideration received by the Company, or its Affiliate, as applicable, in proportion to the expense borne by each party as it relates to the consideration received.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (“Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the

EXHIBIT 2.1

extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that, such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (“Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (“Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, “Undisputed Amounts”) shall be submitted for resolution to the office of Whitley Penn in Dallas, Texas or, if Whitley Penn is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (“Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such

EXHIBIT 2.1

other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be paid in Shares (the value for each Share shall equal the VWAP for the last thirty (30) days of trading) or cash, as shall be determined by Seller in its sole discretion, and (i) be due (A) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (B) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (ii) be paid by (y) wire transfer of immediately available funds to such account as is directed by Buyer or (z) delivery to Seller of the number of Shares required, as applicable. Provided, however, if the Post-Closing Adjustment is an amount less than $25,000, Seller will pay in cash.

(e)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Closing

. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (“Closing”) on a date to be mutually agreed upon by the Buyer and Seller, provided, however, that if the Closing shall take place before December 31, 2017, the Closing shall be deemed to have occurred for all purposes on December 31, 2017 (the “Closing Date”).

Withholding Tax

. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Earnout

.

(a)Earnout Payments.

(i)Base Earnout Determination.  From and after the Closing Date, Buyer shall pay to Seller an aggregate amount up to $16,000,000 (“Base Earnout Amount”), based on the performance of the Company and the Buyer between January 1, 2018, and December 31, 2034, (“Earnout Period”) in accordance with the terms and subject to the conditions of this Section 2.07. The Seller shall be entitled to receive an aggregate amount, not to exceed $16,000,000, calculated as follows (“Base Earnout Payment”):

(A)if the adjusted earnings before interest, taxes, depreciation, and amortization and adjusted for charges to earnings taken as a result of compensation expense for equity issuances (calculated substantially the same as calculated by the Seller when determining the 2017 EBITDA Hurdle) as calculated from the post-transaction combined Buyer and the

EXHIBIT 2.1

Company (‘Surviving Entity”) 2018 audited financial statements calculated in accordance with GAAP applied using the same accounting methods, practices, principals, policies, and procedures, with consistent classifications, judgements, and valuation and estimation methodologies (“EBITDA”) for the 2018 fiscal year EBITDA (“2018 EBITDA”) Surviving Entity is equal to or greater than the 2017 calendar year EBITDA of the Company (“2017 EBITDA Hurdle”), then the Base Earnout Amount shall be $16,000,000;

(B)if the 2018 EBITDA does not exceed the 2017 EBITDA Hurdle, then the Base Earnout Payment shall be calculated as follows, following the year in which the 2017 EBITDA Hurdle is met (“Hurdle Year”):

Base Earnout Payment = $16,000,000 – ($1,000,000 x Δ)

where Δ = Hurdle year - 2018

(ii)Bonus Earnout Determination. From and after the Closing Date, Buyer shall pay to Seller an aggregate amount up to an additional $10,000,000 (“Bonus Earnout Amount”), provided, however, the Bonus Earnout Amount shall not be less than zero dollars ($0.00), based on the performance of the Company and the Buyer during the Earnout Period in accordance with the terms and conditions of this Section 2.07. Seller shall be entitled to receive an aggregate amount not to exceed $10,000,000, calculated as follows (“Bonus Earnout Payment”, together with the Base Earnout Payment, “Earnout Payments”):

(A)if the combined EBITDA of the Surviving Entity is less than three million, seven hundred fifty thousand dollars ($3,750,000) from January 1 through December 31 in a year during the Earnout Period, Seller shall receive (10%) of the EBITDA of the Surviving Entity for that year;

(B)if the combined EBITDA of the Surviving Entity is equal to or greater than three million, seven hundred fifty thousand dollars ($3,750,000) but less than five million dollars ($5,000,000) from January 1 through December 31 in a year during the Earnout Period, Seller shall receive (x) three hundred seventy-five  thousand dollars ($375,000) plus (y) twenty percent (20%) of the EBITDA of the Surviving Entity for that year exceeding three million, seven hundred fifty thousand dollars ($3,750,000).

(C)if the combined EBITDA of the Surviving Entity is equal to or greater than five million dollars ($5,000,000) from January 1 through December 31 in a year during the Earnout Period, Seller shall receive (x) six hundred twenty-five thousand dollars ($625,000) plus (y) an amount equal to thirty percent (30%) of the EBITDA of the Surviving Entity for that year exceeding five million dollars ($5,000,000).

(iii)Earnout Statement.  Within (A) thirty (30) days after the completion of the annual financial audit of Buyer and its Subsidiaries for each fiscal year or (B) ten (10) days following Buyer’s filing of its annual report on Form 10-K, whichever date is later, and until the end of the calendar year beginning January 1, 2035, Buyer shall deliver to Seller audited financial statements of the Buyer

EXHIBIT 2.1

each such fiscal year and a statement setting forth Buyers’ good faith calculation of the Earnout Payments (“Earnout Statement”).

(b)Dispute Resolution.

(i)After delivery of an Earnout Statement, Seller and its accountants shall have reasonable access, on reasonable advance notice, to the employees of the Buyer and its subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Earnout Statement, and to any accountants’ work papers and other books, records and other information used in the preparation of such Earnout Statement (subject, to the extent that any work papers, schedules or other supporting data of any independent accountants are so requested, to the execution by Seller of any indemnity agreements in favor of such accountants as may be required by such accountants).

(ii)If Seller has any objections to an Earnout Statement, then the Seller shall deliver to Buyer a statement (“Earnout Objection Statement”) setting forth, to the extent practical, in reasonable detail its disputes or objections (“Earnout Objection Dispute”) to such Earnout Statement and, to the extent practical, Seller’s proposed resolution of each such Earnout Objection Dispute.  Any item in an Earnout Statement as to which no dispute is raised in the Earnout Objection Statement shall be final, binding and non-appealable by the Parties.

(iii)If an Earnout Objection Statement is not delivered to Buyer within thirty (30) days after receipt of the Earnout Statement by Seller, then the Earnout Statement as originally received by the Representative shall be final, binding and non-appealable by the Parties.  If the Earnout Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve the Earnout Objection Dispute, but if they do not reach a final resolution within thirty (30) days after the delivery of the Earnout Objection Statement, the Representative and Buyer shall, as soon as practicable, submit each unresolved Earnout Objection Dispute to the Independent Accountant to resolve such Earnout Objection Disputes.

(iv)The Independent Accountant shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Earnout Objection Disputes and, in any event, to make its determination in respect of such Earnout Objection Disputes in writing, within thirty (30) days following its retention, in accordance with this Section 2.07(b) (including, for the avoidance of doubt, by reflecting and incorporating any item from the applicable Earnout Statement as to which no dispute is raised in an Earnout Objection Statement without any change thereto).  The Independent Accountant shall review only those Earnout Objection Disputes specifically submitted by Buyer and Seller and shall base its determination solely on written submissions and presentations with respect to the disputed items by Buyer and Seller, and not on the Independent Accountant’s independent review.  The Independent Accountant’s determination of such Earnout Objection Disputes shall be treated as expert determinations or appraisals under Texas Law and such expert determinations shall be final and binding upon the Parties and not subject to review by a court or other tribunal (absent manifest error by the Independent Accountant); provided, however, that no such determination with respect to any item reflected in the Earnout Objection Statement shall be any more favorable to Buyer than is set forth in the applicable Earnout Statement or any more favorable to Seller than is proposed in the Earnout Objection Statement.  Buyer and Seller shall provide copies to each other of all written submissions to

EXHIBIT 2.1

the Independent Accountant and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Independent Accountant.  Each of Buyer and Seller shall be entitled, as part of its presentation, to respond to the presentation of the other presenter and any questions and requests of the Independent Accountant.

(v)The fees, costs, and expenses of the Independent Accountant shall be allocated to and borne by Buyer and Seller based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted to the Independent Accountant.  For example, should the Earnout Objection Disputes total $1,000 in the aggregate and the Independent Accountant awards $600 in favor of the Representative’s position, 60% of the costs of the Independent Accountant’s review would be borne by Buyer and 40% of such costs would be borne by Seller.  The process set forth in this Section 2.07 shall be the exclusive remedy of the Parties for any disputes related to any Earnout Statement but shall not limit any claim for breach of any representation or warranty set forth in this Agreement.

(c)Payment of Earnout Payments.

(i)Payment of Base Earnout.  If, after the final determination pursuant to Section 2.07(b) any Base Earnout Payment is payable, then:

(A)If the Hurdle Year is before 2027, then the Base Earnout Payment shall be paid in equal annual installments through 2027, payable within 120 days of the end of each such fiscal year.

(B)If the Hurdle Year is 2027 or later, then the Base Earnout Payment shall be paid in a single installment within 120 days of the end of the Hurdle Year.

(ii)Payment of Bonus Earnout. If after the final determination, pursuant to Section 2.07(b), and Bonus Earnout Payment is payable, then such Bonus Earnout Payment shall be payable, in cash or, at the election of the Seller, delivery of Shares with a value equal to the Bonus Earnout Payment (the value for each Share shall equal the VWAP for the last thirty (30) days of trading), within 120 days of the end of the fiscal year to which such Bonus Earnout Payment relates.

(d)Acceleration of Bonus Earnout Payments.

(i)In the event of a Change of Control, Buyer shall grant to Seller a promissory note bearing interest at a rate of three percent (3%) per annum, payable in equal monthly installments over a term of ten (10) years in an amount calculated as follows (x) the Base Earnout Amount minus all Base Earnout Payments paid to seller prior to the Change of Control plus (y) the Prorated Bonus Earnout Amount minus all Bonus Earnout Payments paid to Seller, not to be less than zero dollars ($0.00), prior to the Change of Control.

(ii)For the purposes of this Section 2.07(d), a “Change of Control” shall mean at any time that Mark W. Brooks or his Affiliates do not beneficially own at least fifty percent (50%) of the common stock of Buyer.

EXHIBIT 2.1

(iii)The Pro-Rated Bonus Earnout Amount shall be calculated as follows:

(iv)Buyer Enterprise Value on a Change of Control shall be calculated as follows:

= EBITDA as of most recent fiscal year end ×10

(e)Operation of the Company.  For the avoidance of doubt, to the extent consistent with the other provisions of this Section 2.07, Buyer and its Subsidiaries shall have sole discretion in operating the business of the Company following the Closing and shall have the exclusive right to establish the terms, prices and discounts, payment terms, and all other terms and conditions related to the provision of services or products by the Company.

(f)Non-Transferability.  For the avoidance of doubt, the right to the Earnout Payment is personal to Seller, shall not be represented by any separate certificate or instrument, and shall not be transferable without the prior written consent of Buyer for any reason other than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding anything in this Section 2.07(f), Seller shall have the right at any time without approval to transfer all or any portion of any Earnout Payment for estate planning purposes to a Permitted Transferee.

ARTICLE III
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Organization and Authority of Seller

. Seller has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms.

EXHIBIT 2.1

Organization, Authority, and Qualification of the Company

. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Texas. The Company has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned, operated, or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03Capitalization.

(a)Seller owns one hundred percent (100%) of the Membership Interests of the Company. All of the Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued (i) in violation of any agreement, arrangement, or commitment to which Seller or the Company is a party or is subject to; or (ii) in violation of any preemptive or similar rights of any Person.

(c)There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character (i) relating to the Membership Interests or (ii) obligating Seller or the Company to issue or sell any Membership Interests, or any other interest in, the Company. The Company does not have any outstanding or authorized equity appreciation, profit participation, or similar rights. There are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

No Subsidiaries

. The Company neither owns nor has any interest in any shares or ownership interests in any other Person.

EXHIBIT 2.1

No Conflicts; Consents

. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation of, breach of, or default under any provision of the certificate of formation, operating agreement, or other organizational documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice, or other action by any Person that (i) arises under, (ii) conflicts with, (iii) results in a violation or breach of, (iv) constitutes a default or an event that, with or without notice or lapse of time or both, would constitute a default under, (v) results in the acceleration of or creates in any party the right to accelerate, terminate, modify, or cancel any Contract (1) to which Seller or the Company is a party, (2) by which Seller or the Company is bound, (3) to which any of Seller’s or the Company’s respective properties and assets are subject (including any Material Contract), or (4) any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than the Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration with, filing with, or notice to any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Financial Statements

. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2014, 2015, and 2016, and the related statements of operation and cash flow for the years then ended (“Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2017, and the related statements of operation and cash flow for the 9- month period then ended (“Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, and in the case of the Interim Financial Statements, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The balance sheet of the Company as of September 30, 2017, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

EXHIBIT 2.1

Undisclosed Liabilities

. The Company has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.

Absence of Certain Changes, Events and Conditions

. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practices, there has not been, with respect to the Company, any:

(a)event, occurrence, or development that has had, or could reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect;

(b)amendment of the organizational documents of the Company;

(c)split, combination, or reclassification of any of the Membership Interests;

(d)issuance, sale, or other disposition of any of the Membership Interests, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Membership Interests;

(e)declaration or payment of any dividends or distributions on or in respect of any of the Membership Interests;

(f)redemption, purchase, or acquisition of the Membership Interests;

(g)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(h)material change in the Company’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits;

(i)entry into any Contract that would constitute a Material Contract;

(j)incurrence, assumption, or guarantee of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practices;

(k)transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet;

(l)cancellation of any debts or entitlements;

EXHIBIT 2.1

(m)transfer, assignment, or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements, except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practices;

(n)abandonment of, lapse of, or failure to maintain, in full force and effect, any material Company IP Registrations, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(o)material damage, destruction, or loss (whether or not covered by insurance) to its property;

(p)any capital investment in, or any loan to, any other Person;

(q)acceleration, termination, material modification to, or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(r)any material capital expenditures;

(s)imposition of any Encumbrance upon any of the Company properties, Membership Interests, or assets, tangible or intangible;

(t)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law; (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor, or consultant;

(u)adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, manager, independent contractor, or consultant; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, and in each case, whether written or oral;

(v)any loan to (or forgiveness of any loan to) or entry into any other transaction with any holders of its Membership Interests, or current or former managers, officers, and employees;

(w)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(x)(i) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution; or (ii) filing of a petition in bankruptcy under any provisions of federal or state

EXHIBIT 2.1

bankruptcy Law or consent to the filing of any bankruptcy petition against the Company under any similar Law;

(y)purchase, lease, or other acquisition of the right to own, use, or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practices;

(z)acquisition by merger with, consolidation with, purchase of a substantial portion of the assets or stock of, or by any other manner with, any business or any Person or any division thereof;

(aa)action by the Company to (i) make, change, or rescind any Tax election; (ii) amend any Tax Return or take any position on any Tax Return; or (iii) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(bb)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

EXHIBIT 2.1

(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which the Company is a party;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)all Contracts with independent contractors or consultants (or similar arrangements) that involve the payment of commissions (or similar performance-based sales compensation).

(viii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(ix)all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business, with any Person, or in any geographic area or during any period of time;

(xi)any Contracts to which the Company is a party that provide for any joint venture, partnership, or similar arrangement by the Company;

(xii)all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xiii)all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiv)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, nor has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right, obligation, or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, supplements thereto, and waivers thereunder) have been made available to Buyer.

EXHIBIT 2.1

Section 3.10Title to Assets; Real Property.

(a)The Company has good and valid title to, or a valid leasehold interest in, all Real Property, personal property, and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practices since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)liens for Taxes not yet due and payable;

(iii)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practices or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the business of the Company.

(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has no owned Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete, and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate, in any material respect, any Law, covenant, condition, restriction, easement, license, permit, or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending or, to the Seller’s Knowledge, threatened against or affecting the Real Property, any portion thereof, or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

EXHIBIT 2.1

Condition and Sufficiency of Assets

. The furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property of the Company are in good operating condition and repair, are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing, in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted.

Intellectual Property

. To Seller's Knowledge:

(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all:

(i)Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status;

(ii)all unregistered Trademarks included in the Company Intellectual Property;

(iii)all proprietary Software of the Company; and

(iv)all other Company Intellectual Property material to the business as currently conducted.

All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, if any, specifying for each the date, title, and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments, supplements thereto, and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

EXHIBIT 2.1

(c)The Company is the sole and exclusive legal and beneficial (and with respect to the Company IP Registrations, record) owner of all right, title, and interest in and to the Company Intellectual Property. The Company has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted, and in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid, and enforceable written Contracts with each current and former employee and independent contractor, who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

(d)Neither the execution, delivery, performance of this Agreement, nor consummation of the transactions contemplated hereunder, will result in the loss of, impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)The conduct of the Company’s business as currently and formerly conducted, and the products, processes, and services of the Company, have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or

EXHIBIT 2.1

petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate needs of the Company’s business. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (x) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (y) acts in material compliance therewith; and (z) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

Inventory

. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, works-in-progress, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Accounts Receivable

. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practices; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off, other defenses, or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practices; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full on average within one hundred twenty (120) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

EXHIBIT 2.1

Insurance

. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, and other casualty and property insurance, if any, maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed, or in respect of which, there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates (including the Company) is in default under or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.16Legal Proceedings; Governmental Orders.

(a)Except as set forth in Schedule 2.04(b)(iii), there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company, the Seller, or any Affiliate of Seller, that affect any of the Company’s properties or assets or relate to the Company; or (ii) against or by the Company, Seller, or any Affiliate of Seller that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Neither has any event occurred nor do any circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Company or any of its properties or assets. Neither has any event has occurred nor do any circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.17Compliance With Laws; Permits.

(a)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

EXHIBIT 2.1

(b)The Company has obtained all Permits required for the Company to conduct its business and they are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18Environmental Matters.

(a)To Seller's Knowledge, the Company is currently and has been in compliance with all Environmental Laws. Neither the Company nor the Seller have received, from any Person, any (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law. Neither Seller nor the Company is aware of any condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of such Environmental Permits. Neither the Company nor the Seller is aware of any condition, event, or circumstance that might prevent or impede the transferability of the Environmental Permits. Neither the Company nor the Seller has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the Environmental Permits.

(c)No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)To Seller's Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to (i) the business or assets of the Company; or (ii) any real property currently or formerly owned, operated, or leased by the Company. Neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated, or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings, and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of either Environmental Law or terms of any Environmental Permit by, Seller or the Company.

EXHIBIT 2.1

(e)Section 3.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)Section 3.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g)Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)Seller has provided or otherwise made available to Buyer and listed in Section 3.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents, with respect to the business or assets of the Company or any currently or formerly owned, operated, or leased real property which are in the possession or control of the Seller or Company, related to (A) compliance with Environmental Laws, Environmental Claims, or an Environmental Notice; or (B) the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment, and operational changes).

(i)Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede, or materially increase the costs associated with the ownership, lease, operation, performance, or use of the business or assets of the Company as currently carried out.

Section 3.19Employee Benefit Matters.

(a)Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, and other similar agreement, plan, policy, program, or arrangement (and any amendments thereto), and in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored,

EXHIBIT 2.1

contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor, or consultant of the Company, or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each a “Benefit Plan”).

(b)With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks, and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters, or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (“Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five-year filing cycle. Or with respect to a prototype or volume submitter plan, such plan can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

EXHIBIT 2.1

(d)Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan (as defined in ERISA and the rules promulgated thereunder); or (vi) participated in a “multiple employer welfare arrangement” (MEWA) as defined in Section 3(40) of ERISA.

(e)With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f)Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company, or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason. Neither the Company nor any of its ERISA Affiliates (i) has any Liability to provide post-termination or retiree health benefits to any individual; or (ii) ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits). No Benefit Plan has within the three (3) years prior to the date hereof been (i) the subject of an examination or audit by a Governmental Authority; or (ii) the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(i)There has been neither an amendment to, nor an announcement by Seller, the Company, or any of their Affiliates relating to, nor a change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor, or consultant, as applicable. Neither Seller, nor the

EXHIBIT 2.1

Company, nor any of their Affiliates has made any commitment, obligation, or representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms, the operational and documentary requirements of Section 409A of the Code, and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k)Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)Except as set forth in Section 3.19(i) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting due to any such individual; (iii) increase the amount of compensation (including equity-based compensation) due to any such individual; (iv) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (v) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

EXHIBIT 2.1

Section 3.20Employment Matters.

(a)Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors, or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, bonuses, or fees.

(b)The Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)The Company is and has been in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants, and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights, or benefits, immigration, wages, hours, overtime

EXHIBIT 2.1

compensation, employee classification, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws.

Taxes

.

(a)All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owed by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, customer, equity holder, or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2016, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practices of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)Section 3.21(f) of the Disclosure Schedules sets forth:

(i)the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)those years for which examinations by the taxing authorities have been completed; and

(iii)those taxable years for which examinations by taxing authorities are presently being conducted.

(g)All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.

EXHIBIT 2.1

(h)The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)Seller has delivered to Buyer copies of all federal, state, local, and foreign income, franchise, and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2013.

(j)There are no Encumbrances for Taxes (other than for statutory or current Taxes not yet due and payable) upon the assets of the Company.

(k)The Company is not a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement.

(l)No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m)The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise.

(n)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local, or foreign Law; or

(v)any election under Section 108(i) of the Code.

(o)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

EXHIBIT 2.1

(p)The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)The Company is not and has not been either a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Healthcare Laws; Pending Investigations; HIPAA

.

(a)The Company is, and during the Look-Back Period has been, in compliance in all material respects with all applicable Healthcare Laws. The Company has not received any written notice, warning, complaint or other written communication during the Look-Back Period of any violation of any Health Care Law or any action under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction.

(b)Except as set forth on Section 3.22(b), neither the Company nor to Seller’s Knowledge, any owner, officer, manager, or current employee of the Company, nor any third-party vendor, nor any independent contractor, who furnishes services or supplies to the Company which may be reimbursed in whole or in part under any Government Program, is excluded, suspended, or debarred from participation or has engaged in conduct that would reasonably be expected to result in the Company’s debarment; is otherwise ineligible to participate in any Government Program; has been a party to a corporate integrity agreement with the OIG or a similar agreement with any other Government Authority; or has been convicted of or charged with any material violation of Health Care Laws or any felony or criminal offense relating to the delivery of any health care item or service.

(c)The Company has (i) verified that all current employees providing clinical services have valid and current licenses, permits, and credentials; (ii) conducted or caused to be conducted criminal background checks on all applicable current employees and independent contractors; and (iii) screened or caused to be screened all current officers, managers, employees, and independent contractors under the HHS/OIG List of Excluded Individuals/Entities.

(d)Except for routine state licensure, Government Program participation and certification surveys in the ordinary course of business (none of which would reasonably be expected to be material), and except as identified in Section 3.22(d) of the Disclosure Schedules, during the Look-Back Period, the Company has not: (i) been subject to or received written notice of any program integrity review or any other actual or threatened investigation conducted by or to be conducted by any Governmental Authority in connection with any Government Programs; (ii) been a defendant in any qui tam, False Claims Act or similar action; or (iii) made any voluntary self-disclosure to the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”), or other Medicare contractor, Medicaid program, or other Governmental Authority relating to any violation of Healthcare Laws.

(e)The Company is neither currently nor during the Look-Back Period has it been:

EXHIBIT 2.1

(i)a party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by the Company to any Governmental Authority or third party; (B) requires any recoupment of money other than in the ordinary course of business from the Company by any Governmental Authority or third party; or (C) prohibits any activity currently conducted by the Company;

(ii)a party to or subject to any actual or, to Seller’s Knowledge, potential settlement agreement, monitoring agreement, deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, certification of compliance agreement or other similar agreement with the OIG or any other Governmental Authority; or

(iii) subject to any mandatory or discretionary exclusion or suspension from participation in any Government Program.

(f)To Seller's Knowledge, the Company is and, during the Look-Back Period has been in compliance, in all material respects, with HIPAA. The Company has established and implemented such policies, programs, procedures, contracts, and systems as are necessary to comply in all material respects with HIPAA and to Seller’s Knowledge, the Company has complied in all material respects with the same.

(g)During the Look-Back Period, the Company has not received any written communication from any Governmental Authority that alleges that the Company is not in compliance in all material respects with HIPAA and, to Seller’s Knowledge, no such communication has been threatened.

(h)During the Look-Back Period, to Seller’s Knowledge no HIPAA Breach has occurred with respect to any Protected Health Information maintained by or for the Company that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D. For purposes of this paragraph, (i) “HIPAA Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. Section 164.402, and (ii) “Protected Health Information” means individually identifiable information defined as “protected health information” under HIPAA.

Books and Records

. The company books and records maintained by the Company, if any, have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

Brokers

. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Accredited Investor Status

. Seller is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

EXHIBIT 2.1

Full Disclosure

. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement, any certificate, or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Organization and Authority of Buyer

. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

No Conflicts; Consents

. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation of, breach of, or default under any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice, or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration with, filing with, or notice to any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Investment Purpose

. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are neither registered under the Securities Act nor any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Brokers

. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

EXHIBIT 2.1

Sufficiency of Funds

. Buyer has sufficient cash on hand or other form of consideration to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Legal Proceedings

. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Neither has any event occurred nor do circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Covenants

Conduct of Business Prior to the Closing

. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practices; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Company and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)cause the Company to preserve and maintain all of its Permits;

(b)cause the Company to pay its debts, Taxes, and other obligations when due;

(c)cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)cause the Company to continue in full force and effect, without modification, all Insurance Policies, except as required by applicable Law;

(e)cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets, or business;

(g)cause the Company to maintain its books and records in accordance with past practices;

(h)cause the Company to comply in all material respects with all applicable Laws; and

(i)cause the Company neither to take nor to permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

EXHIBIT 2.1

Access to Information

. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts, and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Company, as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03No Solicitation of Other Bids.

(a)Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes of this Section 5.03, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, equity exchange, or other business combination transaction involving the Company; (y) the issuance or acquisition of Membership Interests or other equity securities of the Company; or (z) the sale, lease, exchange, or other disposition of any significant portion of the Company’s properties or assets.

(b)In addition to the other obligations under this Section 5.03, Seller shall promptly, and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives, advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, including the material terms and conditions of such request, Acquisition Proposal, or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04Notice of Certain Events.

EXHIBIT 2.1

(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event, or action, the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or, to Seller’s Knowledge, threatened against, relating to, involving, or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Resignations

. At least five (5) Business Days prior to the Closing, Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company as requested by Buyer.

Confidentiality

. From and after the Closing, Seller shall hold, shall cause its Affiliates to hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

EXHIBIT 2.1

Section 5.07Non-Competition; Non-Solicitation.

(a)For a period of two years commencing on the Closing Date (“Restricted Period”), Seller shall not and shall not permit or direct any of its Affiliates other than Buyer to, directly or indirectly, except as currently conducted (as set forth in Section 5.07 of the Disclosure Schedules) (i) engage in or assist others in engaging in the Restricted Business in the Territory (a "Competing Business"); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, equity holder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, (i) Seller may own directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange, if Seller is not a controlling Person of or a member of a group which controls such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, and (ii) Seller may invest in, or acquire, a Competing Business if Seller provides the board of directors of the Buyer with thirty (30) days prior written notice of the opportunity to invest in, or acquire, a Competing Business, setting forth reasonable details of the Competing Business, and an opportunity to invest in, or acquire, such Competing Business on exactly the same terms as offered to the Seller that Seller agreed to accept.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates, other than Buyer, to directly or indirectly: (i) hire or solicit any employee of the Company; (ii) encourage any such employee to leave such employment; or (iii) hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates other than Buyer from hiring (x) any employee whose employment has been terminated by the Company or Buyer or (y) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates other than Buyer to directly or indirectly solicit, entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy. Thus, Seller hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it with respect to such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

EXHIBIT 2.1

(e)Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product, service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant and such covenant shall be deemed reformed in such jurisdiction, to the maximum time, geographic, product, service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08Governmental Approvals and Consents.

(a)Each party hereto shall, as promptly as possible, (i) make or cause to be made all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain or cause to be obtained all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b)Seller and Buyer shall use reasonable best efforts to give all notices to, and to obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter, or enjoin the transactions contemplated by this Agreement; and

(iii)in the event any Governmental Order has been issued that adversely affects the ability of the parties to consummate the transactions contemplated by this Agreement, to have such Governmental Order vacated or lifted.

EXHIBIT 2.1

(d)If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(f)Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of Buyer, the Company, or any of their respective Affiliates; (ii) any conditions relating to, changes in, or restrictions in the operations of any such assets, businesses, or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for the period required by applicable Law for such records, Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

EXHIBIT 2.1

(ii)upon reasonable notice, afford the Representatives of Seller reasonable access to such books and records (including the right to make, at Seller’s expense, photocopies), during normal business hours;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)In order to facilitate the resolution of any claims made by, against, or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of ten (10) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access to such books and records (including the right to make, at Buyer’s expense, photocopies), during normal business hours;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Closing Conditions

. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Public Announcements

. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Seller shall not and shall not permit its Affiliates, other than Buyer, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Further Assurances

. Following the Closing, each of the parties hereto shall and shall cause their respective Affiliates to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

EXHIBIT 2.1

ARTICLE VI
Tax matters

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates, and their respective Representatives) shall not, to the extent it may affect, or relate to the Company, (i) make, change, or rescind any Tax election; (ii) amend any Tax Return or take any position on any Tax Return; or (iii) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates, or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees, and Buyer shall cooperate with respect thereto as necessary.

(c)Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practices (unless otherwise required by Law) and without a change of any election or any accounting method. Any such Tax Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

EXHIBIT 2.1

Termination of Existing Tax Sharing Agreements

. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, neither the Company, Seller, any of Seller’s Affiliates, nor the Company’s or Seller’s respective Representatives shall have any further rights or liabilities thereunder.

Tax Indemnification

. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against: (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach of, violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or Taxes relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Straddle Period

. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes either (i) based upon or related to income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

EXHIBIT 2.1

Contests

. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (“Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees, and expenses of which separate counsel shall be borne solely by Seller.

Cooperation and Exchange of Information

. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying, or discarding any Tax Returns, schedules, work papers, records, and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Tax Treatment of Indemnification Payments

. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Payments to Buyer

. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be paid to Buyer in cash.

Survival

. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

Overlap

. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

EXHIBIT 2.1

ARTICLE VII
Conditions to closing

Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement (i) illegal, (ii) otherwise restraining or prohibiting consummation of such transactions; or (iii) causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22 and Section 3.24, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants, and conditions, as so qualified, in all respects.

(c)No Action shall have been commenced against Buyer, Seller, or the Company, which would prevent the Closing. No injunction or restraining order shall have either been issued by any Governmental Authority or be in effect that restrains or prohibits any transaction contemplated hereby.

EXHIBIT 2.1

(d)All approvals, consents, and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 5.05.

(g)At least three (3) Business Days before Closing, Seller shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(h)Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(i).

(i)Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j)Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k)Buyer shall have received a certificate dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(l)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all general partner resolutions adopted by Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such general partner resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(m)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the general partners of Seller authorized to sign this Agreement, and the other documents to be delivered hereunder and thereunder.

(n)Seller shall have delivered satisfactory evidence to Buyer that all independent contractor agreements, including, but not limited to the agreements listed on Schedule Section 7.02(n), to which the Company is a party and that involve the payment of commissions by or to the Company, shall (i) be in form satisfactory to Buyer, executed by all applicable parties, and

EXHIBIT 2.1

effective on, or prior to the Closing, or (ii) have been amended to be in form satisfactory to Buyer and that such amendment be executed by all applicable parties and effective on, or prior to the Closing.

(o)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Conditions to Obligations of Seller

. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants, and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)No injunction or restraining order shall have been issued by any Governmental Authority or be in effect that restrains or prohibits any material transaction contemplated hereby.

(d)Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price by wire transfer of immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(e)Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owed by Seller to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(f)Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owed by the

EXHIBIT 2.1

Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate.

(g)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(h)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(i)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, and the other documents to be delivered hereunder and thereunder.

(j) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Survival

. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in: (a) Section 3.01, Section 3.03, Section 3.22, Section 3.24 (collectively with Section 3.01 Section 3.03, and Section 3.22, the “Seller Fundamental Representations”), Section 4.01 and Section 4.04 shall survive indefinitely; (b) Section 3.18 shall survive for a period of seven (7) years after the Closing; and (c) Section 3.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

EXHIBIT 2.1

Indemnification by Seller

. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (“Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by, sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in, or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation, or failure shall be pursuant to ARTICLE VI); or

(c)any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i).

Indemnification by Buyer

. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (“Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred by, sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Certain Limitations

. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

EXHIBIT 2.1

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one percent (1%) of the Purchase Price (“Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed ten percent (10%) of the Purchase Price (“Cap”).

(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in the Seller Fundamental Representations, Section 4.01, and Section 4.04, which the liability for any such Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in the Seller Fundamental Representations, Section 4.01, and Section 4.04 shall be limited to the Purchase Price received by the Seller.

(d)For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Indemnification Procedures

. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

EXHIBIT 2.1

(i)The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (A) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (B) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.

(ii)The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

(iii) If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim.

(iv)Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other type of obligation on the part of the Indemnified Party, and such offer provides, in customary form, for the unconditional release of each Indemnified Party from

EXHIBIT 2.1

all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (“Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06Payments.

EXHIBIT 2.1

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%) per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied as provided for in Section 6.09.

Tax Treatment of Indemnification Payments

. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Effect of Investigation

. The representations, warranties, and covenants of the Indemnifying Party and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Exclusive Remedies

. Subject to Section 2.04(b), Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, that such party may have against the other parties hereto, their Affiliates, and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

EXHIBIT 2.1

ARTICLE IX
Termination

Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer’s written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been or if it becomes apparent that any of such conditions will not be fulfilled by December 31, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller’s written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy, or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been or if it becomes apparent that any of such conditions will not be fulfilled by December 31, 2017, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

EXHIBIT 2.1

Effect of Termination

. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this ARTICLE IX, Section 5.06, and ARTICLE X hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Expenses

. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Notices

. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	NC 143 FAMILY HOLDINGS, LP E-mail: incaremed@aol.com Attention:Mark W. Brooks
with a copy to:	Libby Sparks Willis Starnes PLLC E-mail: dsparks@libbysparks.com Attention:Dustin H. Sparks
If to Buyer:	Fuse Medical, Inc. 1565 N. Central Expressway, Suite 220 Richardson, TX 75080 Facsimile:(469) 762-3035 E-mail: bmclaughlin@surgicalservice.com Attention:William E. McLaughlin, III

EXHIBIT 2.1

with a copy to:	Perkins Coie LLP 500 N. Akard Street, Suite 3300 Dallas, TX 75201 Facsimile:(214) 965-7799 E-mail: BMajumder@perkinscoie.com Attention:I. Bobby Majumder, Esq.

Interpretation

. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability

. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Entire Agreement

. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

EXHIBIT 2.1

Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

No Third-party Beneficiaries

. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Amendment and Modification; Waiver

. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS, IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS, AND COUNTY OF DALLAS COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES

EXHIBIT 2.1

ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Specific Performance

. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

EXHIBIT 2.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NC 143 FAMILY HOLDINGS, LP, a Texas limited partnership By: NC 143 Family Holdings GP LLC, a Texas limited liability company, its general partner By: NC143 Trust Family Trust
By: _____________________ Mark W. Brooks, Trustee
FUSE MEDICAL, INC.
By_____________________ Name: Chris C. Reeg Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

EXHIBIT 2.1

Schedule 2.04(b)(iii)

Retained Claims

1.	DVO Sportz
a.	$76,190.50
b.	Claims for unpaid outstanding invoices as of December 15, 2017 for products.
2.	Forest Park Medical Center – Dallas
a.	$193,020.90
b.	Claims for unpaid outstanding invoices as of December 15, 2017 for products.
3.	Texas General Hospital, LP
a.	No. DC-17-08456, 193rd District Court, Dallas County, TX
b.	$68,471.00
4.	Marsh Lane Surgical Hospital, LLC DBA Plano Surgical Hospital
a.	No. 416-00848-2017, 416th District Court, Collin County, TX
b.	$481,628.50
5.	Victory Medical Center – Craig Ranch
a.	US Bankruptcy ND TX, Lead Case 4:15-bk-42373
b.	$169,498.00
6.	Vintage Medical, LLC
a.	$49,492.00
b.	Claims for unpaid outstanding invoices as of December 15, 2017 for products.
7.	Walnut Hill Medical Center
a.	No. DC-16-05693, 101st District Court, Dallas County, TX
b.	$445,171.00
8.	University General Hospital – Houston
a.	$168,000.00
b.	Claims for unpaid outstanding invoices as of December 15, 2017 for products.
9.	Access Mediquip
a.	$191,994.23
b.	Claims for unpaid outstanding invoices as of December 15, 2017 for products.

EXHIBIT 2.1

Schedule 7.02(n)

Commission Agreements

1.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Mark Malunowe.

2.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Milam Operating, LLC.

3.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Ortho Elite LLC.

4.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and RABN LP, LLC.

5.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Radiotaxi Holdings, LLC.

6.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Vanguard Medical, Inc.

7.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Willis Vincent.

8.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Aruba Medical.

9.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Ron Bourchett.

10.	Commission Agreement dated November 1, 2017 by and between CPM Medical Consultants, LLC and Max Spine.